Report of Independent Accountants

To the Board of Directors and
Stockholders of Amcom Corporation

In connection with our audits of the financial statements of Amcom Corporation as of May 31, 1995 and 1996, and for each of the three years in the period ended May 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                           Coopers & Lybrand L.L.P.

Minneapolis, Minnesota
September 27, 1996